EXHIBIT 5.1

The Law Offices of Michael L. Corrigan
Attorney at Law
11995 El Camino Real, Suite 301
San Diego, CA 92130
Office: (858) 436-3368

February 26, 2010

IC Places, Inc
5000 New Bedford Place #212
Winter Springs, FL 32708

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

I have acted as special counsel for IC Places, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 25000,000 shares of the Company's common stock, $0.00001 par value, (the "Common Stock"), issuable pursuant to the Company's 2010 Equity Compensation Plan (the "Plan").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of  Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael L. Corrigan

Michael L Corrigan